Exhibit 10.1

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

among

MACK-CALI REALTY, L.P., a Delaware limited partnership, and AFFILIATES OF

MACK-CALI REALTY CORPORATION, a Maryland corporation, and

MACK-CALI REALTY, L.P., a Delaware limited partnership, as listed on Exhibit A hereto, collectively, as Borrowers

and

MACK-CALI REALTY CORPORATION, a Maryland corporation, and

MACK-CALI REALTY, L.P., a Delaware limited partnership, as Guarantors

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Lender

Dated as of November 12, 2004

MASTER LOAN AGREEMENT

        THIS MASTER LOAN AGREEMENT is made as of November 12, 2004, by and among MACK-CALI REALTY, L.P., a Delaware limited partnership, and AFFILIATES OF MACK-CALI REALTY CORPORATION, a Maryland corporation, and MACK-CALI REALTY, L.P., a Delaware limited partnership, as listed on Exhibit A hereto (individually, a “Borrower” and collectively, “Borrowers”), MACK-CALI REALTY CORPORATION, a Maryland corporation, and MACK-CALI REALTY, L.P., a Delaware limited partnership (individually and collectively, “Guarantor”), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender”).

RECITALS:

        WHEREAS, Lender and Guarantor, Borrowers and affiliates of Borrowers entered into that certain Master Loan Agreement dated as of April 30, 1998 (as amended, the “Existing Loan Agreement”) relating to certain cross-collateralized and cross-defaulted loans in the aggregate original principal amount of $150,000,000.00 (as amended by payoffs of certain of such loans to a current principal balance of $136,360,000.00 in the aggregate, the “Existing 1998 Loans”); and

        WHEREAS, by that certain First Mortgage Loan Application Nos. 6 105 349 – 6 105 355, dated August 13, 2004 (the “Application”), Borrowers and Guarantor collectively have applied for a loan consisting of seven (7) individual loans (collectively, the “Loan”) in the aggregate loan amount of $150,000,000.00 (the “Aggregate Loan Amount”); and

        WHEREAS, Lender, by that certain Loan Commitment Letter dated October 25, 2004 (the “Commitment”), has committed to make the Loan in accordance with the Application, pursuant to Borrower and affiliates of Borrower are receiving supplemental loans (the “Supplemental Loans”) to increase the aggregate principal amount to $150,000,000.00; and

        WHEREAS, the Loan is, pursuant to the terms of the Application, divided into seven (7) individual loans comprised of the Existing 1998 Loans as amended hereby together with, as to certain of the loans, a Supplemental Loan (each, sometimes herein referred to as an “Individual Loan and collectively as the “Individual Loans”), to be made by Lender each in the amounts set forth on Exhibit B attached hereto and made a part hereof; and

        WHEREAS, notwithstanding the division of the Loan into seven (7) Individual Loans, certain terms, conditions and provisions of the Application and with respect to the Individual Loans relate to all of the Individual Loans in the aggregate, and the relationship of all of the Individual Loans to each other, including, but not limited to, provisions relating to cross-default between the Loans, cross-collateral issues relating to certain of the Loans, release provisions (including restrictions thereon and the requirement of repayment of Loan amounts outstanding in excess of Individual Loan amounts in the event release of a Property is permitted), guaranty provisions and loan administration provisions (such terms are herein referred to as the “Master Loan Terms”); and

        WHEREAS, all of the Borrowers are Affiliates of each other and Guarantors are the sole beneficial owners of each Borrower which is not also a Guarantor; and

        WHEREAS, the Loan is to be secured by the Properties (as hereinafter defined) listed on Exhibit A attached hereto; and

        WHEREAS, notwithstanding that the Loan is divided into seven (7) Individual Loans, Borrowers and Guarantor acknowledge that Lender would not make any of the Individual Loans, or less than all of the Individual Loans, pursuant to the provisions in the Application relating to the Individual Loans, without making all seven (7) Individual Loans in compliance with the terms of the Application and except in accordance with all the provisions set forth in this Agreement; and

        WHEREAS, Borrowers acknowledge that the provisions set forth in this Agreement and otherwise set forth in the Loan Documents relating to cross-default, cross-collateralization and the other Master Loan Terms have resulted in more favorable economic terms for each Individual Loan to each individual Borrower, and that each Borrower would be unable to receive financing in the amount, or at the interest rate provided in the Notes, or otherwise under more favorable terms, than those set forth herein and, therefore, there exists direct and valuable consideration for each Borrower’s consent and agreement to the terms and provisions hereof; and

        WHEREAS, Borrowers, Guarantor and Lender hereby wish to set forth certain agreements with respect to the Loan and the relationship between the Individual Loans, and to amend and restate the Existing Loan Agreement in its entirety.

AGREEMENTS

        NOW, THEREFORE, Borrowers and Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

      Section 1. DEFINITIONS AND RULES OF INTERPRETATION.

        The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

        “Affiliate” means, with respect to any Person (as hereinafter defined), (1) any other Person (as hereinafter defined) directly or indirectly controlling, controlled by or under common control with another Person, (2) any officer, director, partner or trustee of such Person, or in any joint venture or other business association with such Person, and (3) if such other Person is an officer, director, partner, trustee, joint venturer or business associate, any other Person for which such Person acts in any such capacity or who directs or controls the actions of such Person in such capacity. The term “control” as used in this definition shall include, as to any Person, the ownership of ten percent (10%) or more of the legal or beneficial interest in such Person or the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Agreement” means this Amended and Restated Master Loan Agreement, including the Exhibits hereto.

        “Application” is defined in the recitals hereto.

        “Assignment of Rents” or “Assignments of Rents” means the assignments of rents and leases of even date herewith from Borrowers to Lender pursuant to which Borrowers have assigned the Leases and Rents as described therein.

        “Borrowers” means the Borrowers listed on Exhibit A attached hereto and made a part hereof (and “Borrower” means any one of the Borrowers listed thereon).

        “Business Day” means any day which is not a Saturday, Sunday, or federal legal holiday, and on which banking institutions in Newark, New Jersey are open for the transaction of business.

        “Collateral” means all of the property, rights and interests of Borrower which are or are intended to be subject to the security interests, liens and mortgages created by the Security Documents.

        “Commitment” is defined in the recitals hereto.

      “Credit Agreement” is defined in Section 7.

        “Cross Collateral Guaranties” means those certain Amended and Restated Irrevocable Cross Collateral Guaranties of Payment of even date herewith executed by each Borrower.

        “Debt Service Coverage” means the ratio, as reasonably determined by Lender in its sole discretion, calculated by dividing (i) NOI by (ii) TADS.

        “Dollars or $” means dollars in lawful currency of the United States of America.

        “Event of Default” is defined in Section 9.

        “Existing Loans” means the following loans from Lender to Affiliates of Borrowers and Guarantor: (a) the Timeplex Loan (Loan No. 7 503 014) and (b) the Short Hills Loan (Loan No. 6 100 978).

        “Guarantor” is defined in the preamble hereto.

        “Guaranties” means the Recourse Carveout Guaranty and the Cross Collateral Guaranties.

        “Individual Loans” is defined in the recitals hereto.

        “Limited Guaranties” means each of the Supplemental Guaranty Agreements executed and delivered by the individuals and entities identified to Lender as of the date hereof, and from time to time thereafter, by Mack-Cali Realty, L.P. (collectively the “Limited Guarantors”), none of whom or which at any time shall be an owner or ground lessee of any of the Properties (or of interests in any Borrower, except by virtue of ownership of units of Mack-Cali Realty, L.P.), which Limited Guarantors shall severally guarantee such portions of the Individual Loans as is set forth in each Limited Guaranty entered into as of the Closing Date and from time to time thereafter by each Limited Guarantor in favor of the Lender as any of such loans or the Loan shall be amended, supplemented, modified or restated (collectively, the “Limited Guaranties”). Notwithstanding anything herein to the contrary, the Limited Guaranties may be amended, supplemented, modified, restated or terminated and the identity of the Limited Guarantors may be changed by Mack-Cali Realty, L.P. upon written notice to Lender.

        “Leases” means, collectively, all present and future leases, licenses, and other agreements for the occupancy of any spaces or areas within the buildings, structures and improvements located in or on the Property which may be in effect from time to time, and all amendments, modifications, extensions, renewals, and assignments of any of the foregoing.

        “Loan” means the aggregate $150,000,000.00 loan to Borrower made by Lender hereunder in the form of the seven (7) Individual Loans to the applicable Borrowers and evidenced by the Loan Documents.

        “Loan to Value Ratio” means the ratio, as determined by Lender in its sole discretion, of (A) the aggregate principal balance of all encumbrances against the Property to (B) the fair market value of the Property.

        “Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranties, the Limited Guaranties and all other documents, instruments or agreements executed or delivered by or on behalf of Borrower or the Guarantors in connection with the Loan.

        “Master Loan Terms” is defined in the recitals hereto.

      “Maturity Date” means January 15, 2010.

        “Mortgage” or “Mortgages” means the mortgages and deeds of trust from Borrowers to Lender (or to trustees named therein acting on behalf of Lender) pursuant to which Borrowers have conveyed the Properties as security for the Obligations. For each Property, Borrower has conveyed to Lender two Mortgages: the first priority Mortgage which secures the Note applicable to such Property, and the second priority Mortgage which secures the Cross-Collateral Guaranty and the notes referenced therein and guaranteed thereby (exclusive of the Note applicable to such Property).

        “NOI” means the gross annual income realized from operations of the Property for both the preceding and subsequent twelve (12) month period after subtracting all necessary and ordinary operating expenses (both fixed and variable) for both the preceding and subsequent twelve (12) month period and applied to the applicable NOI covenants for each period (assuming for expense purposes only that the Property is 95% leased and occupied if actual leasing is less than 95%), including, without limitation, utilities, administrative, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fee of no more than 4.00% of gross income, and a reserve for replacement allowance of no less than $0.20 psf, real estate and other taxes, assessments, insurance and ground lease payments, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures, and other similar non-cash items. Gross income shall not be anticipated for any greater time period than that projected for leases in place and ordinary operating expenses shall not be prepaid. Documentation of NOI and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender.

        “Notes” means the Promissory Notes to be executed by applicable Borrowers in favor of Lender in the amounts set forth on Exhibit B.

        “Obligations” means all indebtedness, obligations and liabilities of Borrowers to Lender, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of the Loan or the Notes, or other instruments at any time evidencing any of the foregoing, together with all renewals, extensions and modifications of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

      “Old Security” is defined in Section 6.

        “Person” or “person” means any individual, general partnership, limited partnership, corporation, trust, limited liability company, joint venture, unincorporated association, political subdivision or governmental or quasi-governmental agency, or any other entity recognized as legally distinct for any purpose.

        “Prepayment Premium” means the Prepayment Premium as defined in each Note.

        “Properties” means, collectively, the office projects and all Collateral associated therewith as described on Exhibit A, and “Property” means, individually, any one of the such individual office projects.

        “Real Estate Security” means “Property” or “Properties”, as the context may require.

        “Release” and “Releases” a release or releases of Properties from the applicable Mortgage or Mortgages in the manner and upon compliance with the requirements, terms and conditions set forth in Section 5.

      “Release Property” is defined in Section 5.

      “Release Price” is defined in Section 5.

        “Rent Roll” means a report prepared by Borrower which lists all leases affecting the Premises which are in full force and effect, and all other matters described on the rent roll attached hereto as Exhibit C.

        “Security Documents” means the Mortgages, the Assignments of Rents, and any other documents securing the Loans, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

        “State” means a state of the United States of America.

      “Substitute Collateral” is defined in Section 6.

        “Substitution” a substitution or substitutions of collateral in the manner and upon compliance with the requirements, terms and conditions set forth in Section 5.

        “TADS” means the aggregate debt service payments for the given twelve (12) month period on the Loan in which the calculation of NOI is being made.

        “Tenants” means, collectively, the persons (other than Borrower or its predecessors in interest) who are parties to any one or more Leases.

        “Recourse Carveout Guaranty” means that certain Amended and Restated Irrevocable Guaranty of Payment and Performance (Recourse Carveout Items) executed by Guarantor with respect to all of the Loans.

      Section 2. THE LOANS.

        Section 2.1. Notes. The Loan shall be evidenced by Notes, each dated as of the date hereof, payable to the order of Lender, as set out on Exhibit B attached hereto.

Section 2.2. Interest on Loan. The Loan shall bear interest and be payable as set forth in the Notes.

        Section 2.3. Parties Liable for Repayment. Each Borrower shall be liable for repayment of each Note executed by such Borrower in accordance with the terms of each such Note and subject to all of the conditions and limitations therein set forth. In addition, Guarantor shall be liable for repayment of the Loan and the Notes as and to the extent set forth in the Recourse Carveout Guaranty, subject to all of the conditions and limitations therein set forth.

        Section 2.4. Cross Collateral Provisions. Each Borrower and Guarantor shall also be liable for repayment of each other Note executed by each other Borrower in accordance with the terms of each Cross Collateral Guaranty executed by each Borrower, subject to all of the conditions and limitations therein set forth. Each Mortgage secures each Note executed by the Borrower executing such Mortgage, and, in addition, to evidence the “cross-collateralization” of each Mortgage and each Individual Loan, each Mortgage executed by a Borrower also secures the Cross Collateral Guaranty executed by such Borrower.

        Section 2.5. Cross Default. All of the Mortgages and other Loan Documents shall be cross-defaulted between each other and between each Individual Loan, and between each of the Existing Loans and each Individual Loan, so that an Event of Default under any Existing Loan or Individual Loan shall constitute an Event of Default under all Existing Loans and Individual Loans.

        Section 2.6. Post Closing Undertakings. Guarantor and each of the applicable Borrowers shall commence and complete the Post Closing Undertakings listed on Exhibit D attached hereto and made a part hereof, such undertakings to be completed on or before such date as may be listed thereon.

        Section 3. RECOURSE PROVISIONS. Borrowers’ and Guarantor’s liability under the Loan and the Loan Documents shall be limited as set forth in Paragraph 8 and Paragraph 9 of the Notes (and the liability under the Cross Collateral Guaranties shall be limited as therein set forth or incorporated by reference), all of which terms and provisions of such documents are incorporated herein by this reference.

        Section 4. COLLATERAL. Subject to Section 5, Section 6 and Section 7 hereof, the Obligations shall be secured by (i) a perfected first priority lien or security title to be held by Lender in the Properties, pursuant to the terms of the Mortgages, (ii) a perfected first priority security interest to be held by Lender in the Leases pursuant to the Assignments of Rents, (iii) an assignment of agreements representing a first priority assignment to Lender of all agreements and other documents relating to the ownership, development, operation, construction or use of the Property, and (iv) the other Security Documents and Collateral.

        Section 5. RELEASE OF PROPERTIES. Upon Borrower’s written request which shall include all materials and information necessary to evaluate such request, to be received with not less than thirty (30) days prior notice, Lender shall release not more than two (2) Properties (not to exceed releases of property allocated to Loans comprising $50,000,000.00 of the original principal balance of the Loan, except if the only release is as set forth in subsection (i) below) from the lien of the Loan Documents (“Release Property”), upon the following terms and conditions:

(a)	At the time of the request and the time of the Release, there shall be no Event of Default under the Loan Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute a default under the Loan Documents (except for any such default relating solely to the Release Property which, by its very nature, will be cured by the requested Release).

(b)	Any such request may be made beginning six (6) months after the date hereof and any such partial Release must occur prior to the last six (6) months prior to the Maturity Date.

(c)	Each Release Property released shall be the entire Property identified with the applicable Loan.

(d)	For each Release Property, Borrower shall have made the “Release Price” payment to Lender, in an amount equal to 110% of the principal balance of the Loan applicable to the Release Property, together with a prepayment premium (based on the Release Price).

(e)	The Release Price shall be applied to pay in full the principal balance due with respect to the Loan applicable to the Release Property and Borrower shall, in addition, pay all amounts due with respect to such Release Price with respect to interest, prepayment premium and reasonable costs and expenses. Lender shall apply the portion of any Release payment which is in excess of the balance of the Loan applicable to the Release Property to any Loan or Loans, in Lender’s sole discretion, and, upon Borrower’s written request, Lender shall provide Borrower with Lender’s allocation of such amounts thirty days prior to such Release or ten (10) days after such request, if later.

(f)	At the time of the Release, the Debt Service Coverage, calculated with respect to the remaining Property (excluding the Released Property) shall be equal to or greater than (i) the Debt Service Coverage with respect to all of the Property (including the Released Property) immediately prior to such Release, and, in any event, (ii) 4.00 to 1.00. In the event the Debt Service Coverage of the remaining Property (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the Prepayment Premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to increase the Debt Service Coverage of the remaining Property to the required level.

(g)	At the time of the Release, the Loan to Value Ratio, calculated with respect to the remaining Property (excluding the Released Property), does not exceed the lesser of (1) forty-two percent (42%) or (2) the Loan to Value Ratio of the entire Property (including the Released Property) immediately prior to such Release. In the event the Loan to Value Ratio of the remaining Property (as determined by Lender in its sole discretion) exceeds the required level, Borrower shall have the right, subject to payment of the Prepayment Premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to reduce the loan to value ratio of the remaining Property to the required level.

(h)	In no event will Lender be required to release more than two (2) Properties in total during the term of the Loan (except as and only upon the conditions set forth in (i) below), and, in addition, such releases shall not exceed releases of property allocated to Loans comprising $50,000,000.00 of the original principal balance of the Loan.

(i)	Unless otherwise agreed to by Lender in its sole discretion, the Properties known as Mack Centre VII, Mack Centre III and Mack Centre II will not be eligible for partial releases (if at such time any of the leases in such Properties have any right to expand into, or rights of refusal or offer in, such other building, unless such rights been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the Tenant’s recourse shall only be as a contractual right, of public record, with the owner of such expansion property), unless all of such Properties are released at the same time (or substituted as to some Properties and released as to some Properties at such time), and provided that the aggregate balance of all of the Loans is not less than $85,000,000.00 following such Release [under this provision Lender shall consent to the Release of all three Properties (Mack Centre VII, Mack Centre III and Mack Centre II), but will not consent to any additional Releases or Substitutions during the Loan term].

(j)	For each Release Property requested to be released, Borrower shall pay to Lender a release fee of $15,000.00 which shall be non-refundable and payable to Lender at the time of request for Release.

(k)	Borrower shall pay to Lender all escrow, closing and recording costs including, but not limited to, the cost of preparing and delivering any reconveyance documentation and modification of the Loan Documents, including legal fees and costs, the cost of any title insurance endorsements that Lender may require, any expenses incurred by the Lender in connection with the partial release, and any sums then due and payable under the Loan Documents.

(l)	Such other terms and conditions as Lender shall reasonably require.

Notwithstanding anything to the contrary in this Section 5 and/or Section 6 regarding Substitution of Collateral, Borrower shall only have the right to a combined cumulative total (during the entire term of the Loan) of two (2) Releases and Substitutions, except if the Release is in accordance with the conditions set forth in subsection (i) of this Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of Section 6.

        Section 6. SUBSTITUTION OF COLLATERAL. Notwithstanding anything to the contrary contained in the Loan Documents, Borrower shall have the right to request in writing that Lender accept additional real estate and related personal property collateral (“Substitute Collateral”) in substitution for one Property and the related Personal Property Security (the “Old Security”) to be released from the lien of the Loan Documents. Such request may be made on not more than two (2) Properties during the Term of the Loan (except if the Release is in accordance with the conditions set forth in subsection (o) below), and further, any such Substitution must occur after six (6) months from the date hereof and prior to the last six (6) months prior to the Maturity Date. Lender shall have the right to approve any such Substitution in Lender’s sole discretion. Lender shall advise Borrower as soon as practicable of Lender’s approval or disapproval of any such Substitution of collateral; if such Substitution is approved, Lender shall also advise Borrower of the conditions for such approval, which shall include, without limitation, the following:

(a)	The Substitute Collateral must consist of one or more legally separate parcels of land in the United States owned in fee simple. The Substitute Collateral shall be an office property and must be of similar or better quality than the Old Security and must be satisfactory to Lender in Lender’s sole discretion.

(b)	Lender must receive perfected first and exclusive liens, security interest and/or security title on the Substitute Collateral, and the Loan for the Substitute Collateral shall be cross collateralized and cross defaulted with all the other Loans pursuant to the Loan Documents. The beneficial ownership entity of the Substitute Collateral shall be identical to the beneficial ownership of the Old Security or acceptable to Lender in Lender’s sole discretion.

(c)	The Substitute Collateral must comply with Lender’s then current underwriting and other requirements in all respects, including, without limitation, loan documents, title, survey, compliance with zoning, building, environmental and land use laws, construction and engineering, insurance, leases, real estate taxes, legal opinions, estoppel certificates and all other terms and conditions.

(d)	The NOI from the Substitute Collateral shall equal or exceed the NOI from the Old Security, calculated as of the date of the Substitution, and Lender shall have no reason to reasonably believe that such NOI from the Substitute Collateral will not be continued for the next succeeding twenty-four (24) months, and the fair market value of the Substitute Collateral shall equal or exceed the fair market value of the Old Security (as of the Substitution date), as determined by Lender in its sole discretion, absent manifest error. In the event the NOI of the Substitute Collateral (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to decrease the Debt Service of the remaining Property to meet the other conditions of this Section 6.

(e)	The location (including, without limitation, the character and demographics of the market area) of the Substitute Collateral shall be satisfactory to Lender in Lender’s sole discretion. The consent of Lender to the Substitution of Collateral is expressly made subject to Lender’s analyses and approval of the economic trends affecting the Substitute Collateral.

(f)	The credit of the tenants shall be acceptable in Lender’s sole discretion.

(g)	Lender shall have received a report in accordance with Lender’s then-current standards from an engineer or architect chosen by Lender regarding the physical structure of the Substitute Collateral, which report shall be satisfactory in all respects to Lender in Lender’s sole discretion. In addition, Lender shall have received an Environmental Report in accordance with Lender’s then-current environmental guidelines, which Environmental Report shall be satisfactory in all respects to Lender in Lender’s sole discretion. The cost of preparation of all such reports and all necessary inspections shall be paid by Borrower.

(h)	At the time of the Substitution, Debt Service Coverage, calculated with respect to the Real Estate Security including the Substitute Collateral but excluding the Old Security is equal to or greater than (i) the Debt Service Coverage with respect to all of the Property (including the substituted Property) immediately prior to such Substitution, and, in any event, (ii) 4.00 to 1.00. In the event the Debt Service Coverage of the remaining Property (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to increase the Debt Service Coverage of the remaining Property to the required level.

(i)	At the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the Substitute Collateral but excluding the Old Security, does not exceed the lesser of (1) forty seven percent (47%), or (2) the Loan to Value Ratio of the entire Property (including the Old Security) immediately prior to such Release. In the event the Loan to Value Ratio of the remaining Property (as determined by Lender in its sole discretion) exceeds the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to reduce the loan to value ratio of the remaining Property to the required level.

(j)	Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with the Substitution, including, but not limited to, all legal, accounting, title insurance and appraisal fees, recording costs, intangible taxes and documentary stamps, and a MAI appraisal (prepared by an appraiser selected by Lender) of the Substitute Property, whether or not such Substitution is actually consummated.

(k)	[Intentionally deleted]

(l)	At the time of the request and the time of the Substitution, there shall be no default under the Loan Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute a default under the Loan Documents (except for any such default relating solely to the Old Security which, by its very nature, will be cured by the requested Substitution).

(m)	Borrower shall pay Lender a $25,000.00 servicing fee (the “Substitution Servicing Fee”) for consideration by Lender of the request at the time Borrower makes such request, which shall be deemed fully earned by Lender even if such request is denied, and an additional fee (against which the Substitution Servicing Fee shall be credited) equal to one half percent (0.5%) of the allocated loan balance for the Old Security, which additional fee shall be paid at the time of closing.

(n)	The Substitute Collateral shall not consist of any partial interest in a property, including but not limited to partnership or joint venture interests.

(o)	Unless otherwise agreed to by Lender in its sole discretion, Mack Centre VII, Mack Centre III and Mack Centre II will not be eligible for Substitution (if at such time any of the leases in such Properties have any right to expand into, or rights of refusal or offer in, such other building, unless such rights have been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the Tenant’s recourse shall only be as a contractual right, of public record, with the owner of such Property to be released in such Substitution), unless all of such Properties are substituted at the same time (or substituted as to some Properties and released as to some Properties at such time), and provided that the aggregate balance of all of the Loans is not less than $85,000,000.00 following any such Release [under this provision Lender shall consent to the Release of all three Properties (Mack Centre VII, Mack Centre III and Mack Centre II), but will not consent to any additional Releases or Substitutions during the Loan term) except in connection with the additional letter of credit which may be posted in the last 12 months of the Loan].

Cash and Letter of Credit General Options. Subject to Borrower’s compliance with all of the above requirements, Borrower shall be permitted to substitute cash (in an escrow account controlled by Lender) or a letter of credit for an Old Security so long as such letter of credit shall be in form and substance satisfactory to Lender, shall be issued by a bank satisfactory to Lender, and shall have an initial term of at least twelve (12) months. The amount of the cash escrow or letter of credit will be (i) 110% of the Loan amount allocated to the Old Security, so long as the Loan to Value Ratio, calculated with respect to the Real Estate Security, excluding the cash escrow or letter of credit and excluding the Old Security, does not exceed forty-two percent (42%), otherwise, (ii) an amount such that at the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the cash escrow or letter of credit but excluding the Old Security, does not exceed forty-seven percent (47%). So long as such letter of credit is providing security for such Loan, it shall be regularly renewed at least forty five (45) days prior to its expiration date, with a renewal term of at least twelve (12) months. Failure to so renew such letter of credit in accordance with the above provisions shall constitute an Event of Default under the Loan Documents and shall entitle Lender to (A) draw upon such letter of credit for application against the secured indebtedness (including the Prepayment Premium) and (B) exercise any and all remedies Lender may have under the Loan Documents, provided, however, that Lender may only exercise such remedies if Lender shall first give written notice to Borrower of such failure, and Borrower fails within five (5) days thereafter to renew such letter of credit or provide to Lender a replacement letter of credit or cash escrow in the required amount. At all times during the term of the Loan, only one (1) cash escrow or letter of credit shall be permitted to be outstanding and providing security for the Loan (as replacement security for only one Property being released as security pursuant to this Section 6, Substitution of Collateral); provided however, during the last twelve (12) months of the Loan term, Lender shall permit two (2) cash escrows or letters of credit to be outstanding and providing security for the Loan (as replacement security for only two Properties being released as security pursuant to this Section 6, Substitution of Collateral). The Substitution Servicing Fee for a Substitution of a cash escrow or letter of credit for an Old Security shall be $25,000 (reduced to $15,000 if the Substitution is initiated in the last twelve (12) months of the Loan), but Borrower shall not be required to pay the 0.5% additional fee (described in (m) above) in connection with the Substitution of a cash escrow or letter of credit for an Old Security. If Borrower ever requests that a property be substituted for an outstanding cash escrow or letter of credit, Borrower must comply with all of the requirements set forth in Section 6(a) through Section 6(o) above, but Borrower shall not be required to pay a new $25,000 Substitution Servicing Fee and the previously paid Substitution Servicing Fee shall be credited against the additional 0.5% fee; provided, however, if such Substitution of a property for the cash escrow or letter of credit is not completed, then Borrower must pay a $25,000 Substitution Servicing Fee for each subsequent requested Substitution of a property for such outstanding cash escrow or letter of credit and such additional Substitution Servicing Fee(s) shall not be credited against the additional 0.5% fee described in (m) above.

Cash and Letter of Credit End of Term Options. Notwithstanding anything to the contrary above, (i) even if Borrower has completed a combined cumulative total of two Releases and Substitutions (except if the Release is in accordance with the conditions set forth in subsection (i) of Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of this Exhibit C); and (ii) provided Borrower has no more than one (1) other cash escrow or other letter of credit outstanding, then during the last twelve (12) months of the Loan, Borrower can use a cash escrow or letter of credit to Release another property, and, subject to Borrower’s compliance with all of the above requirements, Borrower shall be permitted to substitute a cash escrow or letter of credit for an Old Security so long as such letter of credit shall be in form and substance satisfactory to Lender, shall be issued by a bank satisfactory to Lender, and shall have an initial term of at least twelve (12) months.

The amount of the cash escrow or letter of credit will be (i) 110% of the Loan amount allocated to the Old Security, so long as the Loan to Value Ratio, calculated with respect to the Real Estate Security, excluding the cash escrow or letter of credit and excluding the Old Security, does not exceed forty-two percent (42%), otherwise, (ii) an amount such that at the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the cash escrow or letter of credit but excluding the Old Security, does not exceed forty-seven percent (47%).

Letter of Credit Renewal. So long as such letter of credit is providing security for such Loan, it shall be regularly renewed at least 45 days prior to its expiration date, with a renewal term of at least twelve (12) months. Failure to so renew such letter of credit in accordance with the above provisions shall constitute an Event of Default under the Loan Documents and shall entitle Lender to (i) draw upon such letter of credit for application against the secured indebtedness (including the Prepayment Premium) and (ii) exercise any and all remedies Lender may have under the Loan Documents.

Substitution Processing. Lender shall have at least sixty (60) days in which to process any request to effect a Substitution after receipt of (1) all materials and information necessary to evaluate such request and (2) the Substitution Servicing Fee.

Limits.     Except for the additional cash escrow or letter of credit that may be posted during the twelve (12) months prior to maturity, notwithstanding anything to the contrary in this Section 6 and/or Section 5 (the Release of Properties Section), Borrower shall only have the right to a combined cumulative total (during the entire term of the Loan) of two (2) Substitutions and Releases, except if the Release is in accordance with the conditions set forth in subsection (i) of Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of this Section 6. Substituting a cash escrow or letter of credit for an Old Security shall count as one (1) of the two (2) permitted Substitutions and/or Releases; however, the subsequent Substitution of a property for an outstanding letter of credit shall not count as one (1) of the two (2) permitted Substitutions and/or Releases.

Section 7. Conversion Option. Intentionally Omitted. Borrower shall no longer have the "Conversion Option" set forth in the Prior Loan Agreement.

      Section 8. LEASES.

Section 8.1. Leasing Standards Covenant. Each Borrower shall comply with the leasing standards and covenants set forth in each Assignment of Rents.

        Section 8.2. Existing Leases. Each Borrower represents and warrants that the Rent Roll attached hereto as Exhibit C shows all Leases of the Properties as of the date hereof, and that such Rent Roll shows all information required by the Application to be shown on the Rent Roll. All Leases (i) cover in the aggregate not less than 1,930,000 rentable square feet, with each lease having an original term of not less than 6 months, (ii) produce annualized base rent (but excluding tenant payments for operating and fixed expenses, percentage rents, and any other non-rental items) from tenants in occupancy, open for business, paying full rent, and not otherwise in default of not less than $42,280,000, and (iii) include the following tenants: Prentice Hall, Inc. Movado Group Inc., Yamanouchi Pharma America Inc., Cellular Telephone Co, United Retail Incorporated, and Syncsort Inc. (the “Major Tenants”), each of which is in occupancy, open for business, paying full rent, and not in default.

        Section 8.3. Rent Roll. The form and format of Rent Roll attached hereto as Exhibit C shall be acceptable and permitted by Lender for the purposes of the requirement of delivery of Rent Rolls under the Security Instrument during the term of the Loan.

        Section 8.4. SNDA Agreements. Lender agrees that, at the request of any Tenant under a Lease arising after the date hereof and approved by Prudential (but not a lease “deemed approved” by Prudential), Lender shall enter into subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit E.

        Section 8.5. Lease Form. The standard form of Lease now in use with respect to each of the Properties is attached hereto as Exhibit F.

        Section 8.6 Cellular Offer Rights. Borrower and Guarantors acknowledge that Cellular Telephone Company d/b/a AT&T Wireless Services (“Cellular Telephone”), the Tenant in the Property known as Mack Centre VII, has rights of offer to expand (the “Offer Rights”) into property (“Non-Collateral Property”) which is not a Property which secures the Loan, but which Non-Collateral Property is owned by Borrower or its affiliates. Accordingly, Borrower and Guarantors hereby covenant and agree that they shall comply with all of the terms and conditions of the Offer Rights and that the Offer Rights shall be provided by Borrower, Guarantors and its affiliates, as applicable. In addition, Borrower and Guarantors hereby agree with Lender that such obligation to provide the Offer Rights can be enforced by Cellular Telephone and/or Lender against Borrower or any transferee of the Property. Borrower and Guarantors further agree that if the Non-Collateral Property is sold or transferred to any party other than Borrower or its affiliates without satisfactory amendment by Cellular Telephone of its Lease (which amendment shall provide that Cellular Telephone shall have no termination right, or other offsets, defenses, or other claims which may impair Lender’s rights to the collateral or the income stream from such Cellular Telephone upon violation of the Offer Rights by such new owner), the Loan Documents shall provide that the Loans identified with Properties in which Cellular Telephone is leasing space pursuant to such Offer Rights (the “Cellular Loans”) while the Loans are outstanding (such Properties which may become subject to occupancy by Cellular Telephone pursuant to such Offer Rights are known as Mack Centre II, Mack Centre III and Mack Centre VII, although Cellular Telephone is currently only occupying Mack Centre III and Mack Centre VII) shall be and become recourse to Borrower and the Exculpated Parties (which recourse amount of any such Loan may, if Cellular Telephone leases only a portion of the leaseable space in such Property, be a recourse amount for the “bottom portion” of such Loan balance based on the percentage of the Property leased by Cellular Telephone at such time multiplied by the principal amount of such Loan, as such occupancy percentage may thereafter change in compliance with the Loan Documents; for example, if Cellular Telephone leases one half of a building with a $10,000,000 loan, then the recourse shall be equal to $5,000,000 of such loan, and such recourse amount as to such loan shall not be diminished by the receipt of any funds in any exercise of remedies by Lender or the receipt of any paydowns from parties other than the Guarantors, except only as and to the extent that the balance of such Loan is reduced).

      Section 8.7 Intentionally Omitted.

        Section 8.8 Parking Compliance. Borrower and Guarantors acknowledge that certain of the Properties may not be in current compliance with the parking requirements applicable under the zoning ordinances applicable to such Properties (such Properties are known as Mack Centre II and Mack Centre III). Based on the receipt of Certificates of Occupancy and other documentation, Borrower is under the understanding that the Properties in fact comply in all material compliance with all Laws (as defined in the Mortgage) applicable to the parking requirements for such Properties; in addition, without limiting the provisions of Section 2.04(b) of the Mortgages, Borrower has received no notice of any violation or potential violation of the Laws applicable to the parking requirements for such Properties which has not been remedied or satisfied. Borrower and Guarantors hereby covenant and agree that, without limiting the provisions of Section 3.05(c) of the Mortgages, that if proceedings are initiated alleging, or Borrower receives notice, that it or the Property is not in compliance with the Laws applicable to the parking requirements for such Properties (a “Parking Violation Notice”), Borrower will promptly send Lender notice and a copy of the proceeding or violation notice, and that if the Property is not in compliance with all Laws, and, without limiting the provisions of Section 3.05(c) of the Mortgages, but subject to the Parking Contest Rights (as defined below) Borrower and Guarantor shall undertake and shall be liable for the cost (the “Additional Parking Cost”) to (i) build any additional parking spaces necessary to comply with such Laws and/or (ii) as and if necessary to secure such compliance, acquire any additional land necessary to provide such parking spaces in compliance with Laws. Borrower and Guarantors further agree that liability of Borrower and Guarantor to pay the Additional Parking Cost shall be recourse to Borrower and the Exculpated Parties. So long as no Event of Default is continuing, Borrower may, prior to the deadlines applicable to any Parking Violation Notice and at its sole expense, contest any Parking Violation Notice, but this shall not change or extend Borrower’s obligation to comply with the Parking Violation Notice as required above unless (A) Borrower gives Lender prior written notice of its intent to contest the Parking Violation Notice; (B) Borrower demonstrates to Lender’s reasonable satisfaction that (1) the Property will not lose any rights or permits, including, but not limited to, any existing certificates of occupancy or the right to secure building permits for tenant improvements, prior to the final determination of the legal proceedings relating to the Parking Violation Notice, (2) it has taken such actions as are required or permitted to accomplish a stay of any such action referenced in subsection (1) above, and (3) it has furnished to Lender such tenant estoppel certificates as Lender may require (satisfactory to Lender in form and amount) sufficient to assure Lender that the Major Tenants of such Property have no claim against Borrower under their Lease relating to the matters addressed in the Parking Violation Notice; (C) at Lender’s option, Borrower has deposited the full amount necessary to pay the Additional Parking Costs with Lender; and (D) such proceeding shall be permitted under any other instrument to which Borrower or the Property is subject (whether superior or inferior to this Instrument).

      Section 9. EVENTS OF DEFAULT; ACCELERATION; ETC.

        Section 9.1. Events of Default. The term “Event of Default,” as used in this Agreement, shall mean the occurrence of any of the events described in Section 6.01 of the Mortgages (and the term “Default”, as used in this Agreement, shall mean the occurrence of any of such events, without regard to any requirement of notice or whether any cure period is required in order to constitute an Event of Default). Any periods of notice and cure set forth herein and in the other Loan Documents (or set forth in more than one Loan Document) shall run concurrently, and not consecutively.

        Section 9.2. Acceleration and Remedies. If an Event of Default shall occur, then, and in any such event, so long as the same may be continuing, Lender may declare the entire balance of the Obligations (including the entire principal balance thereof, all accrued and unpaid interest and any prepayment premium and late charges thereon and all other such sums secured hereby) to be immediately due and payable, and upon any such declaration the entire unpaid balance of the Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Borrower, anything in the Loan Documents to the contrary notwithstanding. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lender shall have exercised any of their rights under the Loan Documents, Lender may proceed to protect and enforce the rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver. No remedy herein conferred upon any Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

        Section 9.3. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, Lender receive any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed in accordance with the Loan Documents to such portion of the Loans as Lender may desire.

      Section 10. REPRESENTATIONS AND WARRANTIES.

    (a)        Exhibit G sets forth the ownership structure of each Borrower and of Guarantor and the percentage ownership of each constituent partner in each Borrower.

    (b)        Borrowers hereby certify to Lender that there have been none of the following matters involving any Borrower, any general partner(s) of any Borrower, the Guarantor, or any general partner(s) of the Guarantor within the period from September 1, 1994 to the date hereof:

(i) Litigation involving any lenders or financial institutions, including foreclosure actions;

(ii) Deeds (or conveyances) in lieu of foreclosure, or sales (pursuant to power of sale);

    (iii)        Petitions in bankruptcy or insolvency, or for reorganization, liquidation, dissolution, or for the appointment of a receiver, filed by or against any of the individuals or entities set forth above; or

(iv) workouts or modifications of any loan in which the interest rate was changed, the principal amount was reduced or the loan term was extended.

    (c)        Borrowers have heretofore furnished (i) financial statements of Borrower, consisting of consolidated financial statements of Mack-Cali Realty Corporation for the year ending December 31, 2003, and (ii) financial statements of the Tenants described in Section 8.2(1), (4) and (6), provided, that as to such Tenants, such financial information includes only financial information on such Tenants for the last three full fiscal years thereof to the extent Borrowers have obtained or can obtain such information, and to the extent not obtained prior to the date hereof, or, as to 2003 financial information not available as of the date hereof, Borrowers shall obtain such financial information when such financial information is available after Closing.

    (d)        Borrowers hereby represent that, to its actual knowledge, all of the information submitted or to be submitted by Borrowers to Lender in connection with the Application and the Loan was, and as of the date hereof is, true, correct and complete in all material respects.

        Section 11. LOAN BROKERS AND COMMISSIONS. Neither any Borrower nor Guarantor has engaged or used the services of any mortgage broker in connection with the Loan. Lender represent to Borrowers that they have not engaged or used the services of any mortgage broker in connection with the Loan. Lender, on one hand, and Guarantor and Borrowers, on the other hand, shall each indemnify and hold the other harmless against the payment of any brokerage commissions or fees of any kind with respect to the Loan, and for any legal fees or expenses incurred by the other in connection with any claims for such commissions or fees by any person engaged, or claiming to have been engaged, by the indemnifying party (and no Lender shall be liable for any such obligation hereunder with respect to any mortgage broker or other person claiming such rights or commissions on account of such person’s distribution of loan solicitations or other materials with respect to any of the Properties or such Lender’s receipt thereof). Such indemnity shall not be subject to the limitations on personal liability set forth in Section 3 hereof.

        Section 12. EFFECT OF APPROVALS. Any approval by Lender of documents or materials submitted by any Borrower or by Guarantor shall be for loan underwriting purposes only, and Borrowers and Guarantor acknowledge that they are not in any way relying upon such approval for any purpose other than satisfaction of the terms and conditions of the Application. The mere fact that the description of any document, report or other item required by the Application sets forth certain information to be provided therein, does not obligate Lender to approve the content of such information when it appears in such document, report or other item. Any such approvals are to be relied upon by Lender only, and shall not constitute an assumption of liability by Lender with respect to Guarantor, any Borrower, or any contractors, architects, or engineers, or any present or future tenant, occupant or owner of the Property.

        Section 13. NOTICES. Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Loan Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower: c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016-3599 Attn: Mitchell E. Hersh

With a copy to notices sent to Borrower to: Mack-Cali Realty, L.P. c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016-3599 Attn: Barry Lefkowitz	With a copy to notices sent to Borrower to: Mack-Cali Realty, L.P. c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016-3599 Attn: Roger W. Thomas

If to Lender:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Prudential Capital Group
2200 Ross Avenue, Suite 4900-E
Dallas, Texas 75201
Attention: Asset Management Department
Reference Loan Nos. 6 105 349 - 6 105 355	With a copy of notices sent to Lender to:

    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
    2200 Ross Avenue, Suite 4900-E
    Dallas, Texas 75201
    Attention: Legal Department
Reference Loan Nos. 6 105 349 - 6 105 355

Each notice shall be effective (i) upon delivery, if delivered in person, (ii) one business day after having been deposited for overnight delivery with a reputable overnight courier service, or (iii) three business days after having been sent by U.S. registered or certified mail, postage prepaid. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice hereunder (and such change shall be applicable to all Loan Documents) and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

        Section 14. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT IS A CONTRACTS UNDER THE LAWS OF THE STATE OF NEW JERSEY AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW JERSEY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

        Section 15. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      Section 16. RULES OF INTERPRETATION.

    (a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

    (b)        The singular includes the plural and the plural includes the singular.

    (c)        A reference to any law includes any amendment or modification to such law.

    (d)        A reference to any Person includes its permitted successors and permitted assigns.

    (e)        Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles.

    (f)        The words “include”, “includes” and “including” are not limiting.

    (g)        All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in New Jersey, have the meanings assigned to them therein.

    (h)        Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated.

    (i)        The words “herein”, “hereof “, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

    (j)        The covenants, warranties and agreements of Borrower herein shall be made jointly and severally. Such joint and several liability of each Borrower shall not be affected, diminished or impaired by the dissolution, merger, consolidation, insolvency or bankruptcy of either Person or any determination by a court or tribunal of competent jurisdiction or otherwise that, as to either Person, the obligations and liabilities of such Person hereunder and under the Security Documents on the other documents and instruments executed in connection herewith and therewith.

        Section 17. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

        Section 18. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.

        Section 19. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

        Section 20. NO UNWRITTEN AGREEMENTS. The written Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 21. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

        Section 22. WAIVER OF JURY TRIAL. EACH OF BORROWERS, GUARANTORS AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

        Section 23. Liability. Guarantor’s recourse liability under this Agreement shall be subject to the same limitations and other provisions as are set forth in Paragraph 8 and Paragraph 9 of each applicable Note and as set forth in each applicable Irrevocable Guaranty of Payment and Performance (Recourse Carveout Items), all of which terms and provisions are incorporated herein by this reference, and, except to the extent provided therein, Lender shall not enforce any deficiency judgment or personal money judgment against Guarantor or any of its respective constituent partners, or any of their respective officers, directors, agents, or shareholders with respect to any of the liabilities or obligations arising hereunder.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

GUARANTORS: MACK-CALI REALTY CORPORATION, a Maryland corporation By: /s/ BARRY LEFKOWITZ —————————————— Name: Barry Lefkowitz Title: Executive Vice President and Chief Financial Officer

MACK-CALI REALTY, L.P., a Delaware
limited partnership

By:  MACK-CALI REALTY CORPORATION,
        a Maryland corporation, General Partner

         By:  /s/ BARRY LEFKOWITZ
         ——————————————
              Name:  Barry Lefkowitz
              Title:    Executive Vice President and
Chief Financial Officer

BORROWERS:

MACK-CALI F PROPERTIES, a New Jersey
limited partnership

By:  MACK-CALI SUB I INC., a Delaware
        corporation, General Partner

         By:  /s/ BARRY LEFKOWITZ
         ——————————————
              Name:  Barry Lefkowitz
              Title:    Executive Vice President and
Chief Financial Officer

MACK-CALI REALTY, L.P., a Delaware
limited partnership

By:  MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

         By:  /s/ BARRY LEFKOWITZ
         ——————————————
              Name:  Barry Lefkowitz
              Title:    Executive Vice President and
Chief Financial Officer

MACK-CALI CHESTNUT RIDGE L.L.C., a
New Jersey limited liability company

By:  MACK-CALI REALTY, L.P., a Delaware
        limited partnership, Sole Member

         By:  Mack-Cali Realty Corporation, a
                 Maryland corporation, General Partner

                 By:  /s/ BARRY LEFKOWITZ
                 ——————————————
                     Name:  Barry Lefkowitz
                     Title:  Executive Vice President and
Chief Financial Officer

LENDER: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation By: /s/ MARK W. GLEASON —————————————— Name: Mark W. Gleason Title: Vice President

EXHIBIT A

BORROWERS

The Borrowers are listed below opposite the name and location of each Property:

Property	Borrower	Property Address

Saddle River	Mack-Cali Realty, L.P.	One Lake Street, Upper Saddle
River, Bergen County, New Jersey

Mack Centre I	Mack-Cali Realty, L.P.	365 West Passaic Street, Rochelle
Park, Bergen County, New Jersey

Mack Centre II	Mack-Cali Realty, L.P.	1 Mack Centre Drive, Paramus,
Bergen County, New Jersey

Mack Centre III	Mack-Cali Realty, L.P.	140 East Ridgewood Avenue, Paramus,
Bergen County, New Jersey

Mack Centre IV	Mack-Cali Realty, L.P.	61 South Paramus Road, Paramus,
Bergen County, New Jersey

Mack Centre VII	Mack-Cali F Properties	15 East Midland Avenue, Paramus,
Bergen County, New Jersey

Mack-Cali Corp. Center	Mack-Cali Chestnut Ridge L.L.C.	50 Tice Blvd., Woodcliff Lake,
Bergen County, New Jersey